Exhibit 3.1
CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
LUMINAR TECHNOLOGIES, INC.
I, Thomas J. Fennimore, hereby certify that I am the Chief Financial Officer of Luminar Technologies, Inc. (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:
That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board,” which term as used herein shall include any duly authorized committee of the Board of Directors of the Company) by the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), and Section 151(g) of the DGCL, the Board on May 21, 2025, adopted the following resolution determining it desirable and in the best interests of the Company and its stockholders for the Company to create a series of two hundred fifty-four thousand (254,000) shares of preferred stock designated as “Series A Convertible Preferred Stock”, none of which shares have been issued, to be issued pursuant to the Securities Purchase Agreement (as defined below) in accordance with the terms of the Securities Purchase Agreement:
RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $0.0001 per share, of the Company be and hereby is created pursuant to this certificate of designations (this “Certificate of Designations”), and that the designation and number of shares thereof and the voting and other relative rights, powers and preferences of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:
TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK
1.Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series A Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be two hundred fifty-four thousand (254,000) shares. Each Preferred Share shall have a par value of $0.0001 and shall be uncertificated and represented in Book-Entry form unless and until otherwise determined by the Board. Capitalized terms not defined herein shall have the meanings as set forth in Section 31 below.
2.Ranking. Except (x) as permitted pursuant to Section 15(e) or (y) to the extent that the Required Holders (as defined below) expressly consent to the creation of Parity Stock or Senior Preferred Stock (as defined below) in accordance with Section 18, all shares of capital stock of the Company shall be junior in rank to the Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. Without limiting any other provision of this Certificate of Designations, without the prior express consent of holders of at least a majority of the outstanding Preferred Shares (provided that such holders must include Yorkville Advisors Global LP or its Affiliates (collectively, “Yorkville”) for so long as Yorkville beneficially owns any of the outstanding Preferred Shares or may be obligated to purchase additional Preferred Shares pursuant to the terms of the Securities Purchase Agreement) (collectively, the “Required Holders”), voting separately as a single class, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date or which is mandatorily redeemable or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date no Preferred Shares remain outstanding, except, in the case of the foregoing clause (i) and (ii), to the extent permitted pursuant to Section 15(e). In the event of the merger or consolidation of the Company with or into another corporation, so long as any Preferred Shares remain outstanding, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall be consummated if it would result in the Preferred Shares being treated in any manner inconsistently with the foregoing, unless the Company has exercised its right of Company Redemption in full prior to or in connection with such merger or consolidation and actually pays the applicable Company Redemption Price prior to or simultaneously with such merger or consolidation.
3.Dividends.
(a)Dividends. From and after the occurrence of any Triggering Event (each, a “Trigger Date”) and during the continuance thereof, each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”), shall be entitled to receive dividends (“Dividends”) on the Stated Value of its Preferred Shares at the Dividend Rate (as defined below), which shall be payable “in kind” in the form of additional Preferred Shares as provided herein. Dividends on the Preferred Shares shall commence accruing on the Trigger Date and shall be computed on the basis of a 360-day year and twelve 30-day months. In the event that such Triggering Event is subsequently cured (and no other Triggering Event then exists), dividends shall cease accruing effective as of the calendar day immediately following the date of such cure. Any such Dividends shall be payable quarterly in arrears on the last Trading Day of each quarter (each, a “Dividend Date”) during which such Dividends accrue, and, on each Dividend Date, the Company shall issue additional Preferred Shares (“PIK Shares”) to each holder equal to the quotient of the (x) the aggregate amount of Dividends accrued on such Holder’s Preferred Shares and (y) the Stated Value. The Company shall promptly after each Dividend Date deliver to each Holder Book-Entry receipts evidencing the issuance of the PIK Shares on such Dividend Date, if any such PIK Shares are so issued on such Dividend Date. Dividends on the Preferred Shares as provided in this Section 3(a) shall accrue and be payable whether or not declared, set aside for payment or otherwise authorized by the Board and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends, such that if Dividends are not paid as provided in this Section 3(a), the unpaid Dividends shall accumulate until paid.
4.Conversion. At any time after the Initial Issuance Date, each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 4.
(a)Holder’s Conversion Right. Subject to the provisions of Section 4(d), Section 4(e) and Section 4(f), at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any Preferred Shares held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Preferred Shares.
(b)Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Preferred Share pursuant to Section 4(a) shall be determined by dividing (x) the Conversion Amount of such Preferred Share by (y) the Conversion Price (the “Conversion Rate”):
(i)“Conversion Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the sum of (A) the Stated Value thereof plus (B) any Additional Amount thereon as of such date of determination.
(ii)“Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other date of determination, the lesser of (x) $4.752 (“Fixed Conversion Price”) and (y) 95% of the lowest VWAP of the Common Stock during the five (5) consecutive Trading Day period immediately preceding but not including the Conversion Date (“Variable Conversion Price”), provided that the Variable Conversion Price shall not be lower than the Floor Price and subject to adjustment as provided herein.
(c)Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:
(i)Optional Conversion. To convert a Preferred Share into shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York City time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. On or before the first (1st) Trading Day (or the (2nd) Trading Day, if the Conversion Notice is received after 7:00 p.m., New York City time, on the Conversion Date) following the date of receipt of a Conversion Notice, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of such Conversion Notice, substantially in the form attached hereto as Exhibit II, to such Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the first (1st) Trading Day (or the (2nd) Trading Day, if the Conversion Notice is received after 7:00 p.m., New York City time, on the Conversion Date) following each date on which the Company has received a Conversion Notice (the “Share Delivery Deadline”), the Company shall: (1) provided that the Transfer Agent is participating in DTC’s Fast Automated Securities Transfer Program (“FAST”), credit such aggregate number of shares of Common Stock to which such Holder shall be entitled pursuant to such conversion to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in FAST, upon the request of such Holder, issue and deliver (whether via electronic email or reputable overnight courier) to the address as specified in such Conversion Notice, a Book-Entry statement, registered in the name of such Holder or its designee, for the number of shares of

Common Stock to which such Holder shall be entitled. If less than all of the Preferred Shares then held by a Holder are submitted for conversion pursuant to any Conversion Notice, then the Company shall, as soon as practicable and in no event later than two (2) Trading Days (or three (3) Trading Days, if the Conversion Notice is received after 7:00 p.m., New York City time, on the Conversion Date) after receipt of the applicable Conversion Notice and at its own expense, issue and deliver to such Holder (or its designee) a new Book Entry (in accordance with Section 20(d)) representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
(ii)Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, if the Transfer Agent is not participating in FAST, to issue and deliver to such Holder (or its designee) a Book-Entry for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Preferred Shares that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 4(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver to such Holder (or its designee) a Book-Entry and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below, and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that such Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to such Holder, the Company shall, within two (2) Business Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of- pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such Book-Entry (and to issue such shares of Common Stock) or credit to the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be)

(and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a Book-Entry representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II). Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver a Book-Entry representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of Preferred Shares as required pursuant to the terms hereof.
(iii)Registration; Book-Entry. The Company (or the Transfer Agent, as custodian for the Preferred Shares) shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Preferred Share and the Stated Value of the Preferred Shares (the “Registered Preferred Shares”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and each Holder of the Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Preferred Share for all purposes (including, without limitation, the right to receive payments and Dividends hereunder) notwithstanding notice to the contrary. A Registered Preferred Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Preferred Shares by such Holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Preferred Shares in the same aggregate Stated Value as the Stated Value of the surrendered Registered Preferred Shares to the designated assignee or transferee pursuant to Section 20, provided that, subject to Section 19, if the Company has granted its consent to an assignment or other transfer (or such consent is not required in accordance with Section 19) and the Company does not so record an assignment, transfer or sale (as the case may be) of such Registered Preferred Shares within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Each Holder and the Company shall maintain records showing the Stated Value, Dividends converted and/or paid (as the case may be) and Late Charges converted and/or paid (as the case may be), and the dates of such conversions and/or payments (as the case may be), or shall use such other method, reasonably satisfactory to such Holder and the Company, and if the Company does not update the Register to record such Stated Value, Dividends converted and/or paid (as the case may be) and Late Charges converted and/or paid (as the case may be), and the dates of such conversions and/or payments (as the case may be), within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a Book-Entry, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such Book-Entry may be less than the number of Preferred Shares stated in the most recent Book-Entry statement delivered to the Holder. Each Book-Entry representing Preferred Shares shall bear the following legend:
ANY TRANSFEREE OR ASSIGNEE OF THIS INSTRUMENT SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS INSTRUMENT, INCLUDING SECTION 4(c)(iii) THEREOF.
THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS INSTRUMENT MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(iii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS INSTRUMENT.
(iv)Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall convert from each Holder electing to have Preferred Shares converted on such date a Holder Pro Rata Amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 25.
(d)Limitation on Beneficial Ownership. The Company shall not effect the conversion of any of the Preferred Shares held by a Holder, and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Preferred Shares) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(d). For purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 4(d), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Preferred Shares.
(e)Limitation on Monthly Conversions. Subject to Section 4(d), the Company shall not effect the conversion of any of the Preferred Shares held by a Holder to the extent that after giving effect to such conversion, the aggregate Conversion Amount that has been converted into shares of Common Stock during the calendar month in which such Conversion Date occurred (the “Monthly Conversion Period”) exceeds the greater of (x) $12,500,000 and (y) 12.5% of the aggregate daily dollar trading volume for the Common Stock on the Principal Market during such Monthly Conversion Period as reported by Bloomberg, with such amount allocated pro rata amongst the Holders in relation to their respective Exchange Cap Allocation (the greater of (x) and (y), the “Conversion Cap”) and provided further that the Conversion Cap shall not apply (A) during a Triggering Event Conversion Period (as defined below) or (B) to any conversion of the Preferred Shares at the Fixed Conversion Price. For purposes of this Section 4(e), a “Triggering Event Conversion Period” means the period (X) commencing at the time that is the earliest to occur of (1) a Holder’s receipt of a Triggering Event Notice and (2) the Company’s receipt of a written notice from a Holder of the occurrence of a Triggering Event upon such Holder becoming aware of such Triggering Event, and (Y) ending on the date such Triggering Event is cured and the Company delivers a written notice thereof via electronic email to each Holder. Upon the written request of any Holder, the Company will provide such Holder (I) a reasonable description of the applicable Triggering Event, (II) a certification as to whether, in the reasonable opinion of the Company, such Triggering Event is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Triggering Event, and (III) a certification as to the date the Triggering Event occurred and, if cured on or prior to the date of such Triggering Event Notice, the date of such cure. The calculation of “aggregate daily dollar trading volume” using Bloomberg shall be performed by each Holder and submitted to the Company (with reasonable supporting detail with respect to any calculation required pursuant to subsection (y) of the Conversion Cap) with each Conversion Notice, and such calculation by the Holder shall be deemed conclusive and binding on the Company absent manifest error.
(f)Principal Market Regulation. The Company shall not issue any shares of Common Stock upon conversion of any Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company’s obligations under the listing rules of the Principal Market (the number of shares which may be issued without violating such rules, including rules related to the aggregate offerings under NASDAQ Listing Rule 5635(d) and NYSE Listed Company Manual Section 312.03(c), as applicable, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable listing rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or such written opinion is obtained, no Holder shall be issued in the aggregate, upon conversion of any Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Initial Issuance Date multiplied by (ii) the quotient of (1) the aggregate number of Preferred Shares issued to such Holder on the Initial Issuance

Date divided by (2) the aggregate number of Preferred Shares issued to the Holders on the Initial Issuance Date (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such Preferred Shares so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of a Holder’s Preferred Shares, the difference (if any) between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder upon such Holder’s conversion in full of such Preferred Shares shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Preferred Shares on a pro rata basis in proportion to the shares of Common Stock underlying the Preferred Shares then held by each such Holder of Preferred Shares.
5.Triggering Events.
(a)Triggering Event. Each of the following events shall constitute a “Triggering Event”:
(i)the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;
(ii)the Company’s (A) failure to cure a Conversion Failure (as defined herein) by delivery of the required number of shares of Common Stock within three (3) Trading Days after the applicable Conversion Date or (B) written notice to any Holder of Preferred Shares, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designations, other than pursuant to Section 4(d), Section 4(e) or Section 4(f) hereof;
(iii)except to the extent the Company is in compliance with Section 10(b) below, at any time following the tenth (10th) consecutive day that a Holder’s Authorized Share Allocation (as defined in Section 10(a) below) is less than 100% of the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion in full, of all of the Preferred Shares then held by such Holder (assuming conversion at the Floor Price then in effect without regard to any limitations on conversion set forth in this Certificate of Designations);
(iv)the Company’s failure to pay to any Holder any Dividend on any Dividend Date (whether or not declared by the Board);
(v)the Company’s failure to pay any other amount due in cash when and as due under this Certificate of Designations (including, without limitation, the Company’s failure to pay any Late Charges or other amounts due in cash hereunder), the Securities Purchase Agreement or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby (in each case, whether or not permitted pursuant to the DGCL), solely to the extent such failure remains uncured for a period of at least five (5) Trading Days;

(vi)the Company fails to deliver the shares of Common Stock issuable upon a conversion of Preferred Shares without a restrictive legend either on any Book-Entry representing such shares of Common Stock or by credit of such shares of Common Stock to such Holder’s or its designee’s balance account with DTC as and when required by this Certificate of Designations, unless otherwise then prohibited by applicable federal securities laws as a result of any action taken by such Holder, and any such failure remains uncured for at least three (3) Trading Days;
(vii)the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:
(1)commences a voluntary case or proceeding;
(2)consents to the entry of an order for relief against it in an involuntary case or proceeding;
(3)consents to the appointment of a custodian of it or for substantially all of its property;
(4)makes a general assignment for the benefit of its creditors;
(5)takes any comparable action under any foreign Bankruptcy Law; or
(6)generally is not paying its debts as they become due;
(viii)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:
(1)is for relief against the Company or any of its Significant Subsidiaries in an involuntary case or proceeding;
(2)appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;
(3)orders the winding up or liquidation of the Company or any Significant Subsidiary; or
(4)grants any similar relief under any foreign Bankruptcy Law, and, in each case under this subsection (viii), such order or decree remains unstayed and in effect for at least sixty (60) days;
(ix)one or more final and non-appealable judgment being rendered against the Company or any of its Significant Subsidiaries for the payment of at least $5,500,000 in the aggregate (excluding any amounts covered by insurance or bond), where such judgment is not discharged, stayed, vacated or otherwise satisfied within sixty (60) days after (A) the date on which the right to appeal the same has expired, if no such appeal has commenced or (B) the date on which all rights to appeal have been extinguished;
(x)a default by the Company or any of its Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $5,500,000 (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such indebtedness exists as of the Initial Issuance Date or is thereafter created, where such default: (A) constitutes a failure to pay the principal of, or premium or interest on, any of such indebtedness when due and payable in accordance with its terms, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; or (B) results in such indebtedness becoming or being declared due and payable before its stated maturity;
(xi)other than as specifically set forth in another clause of this Section 5(a), the Company or any Subsidiary breaches any representation or warranty made by or on behalf of the Company or such Subsidiary in any Transaction Document in any material respect (other than the representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any material covenant or other material term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;
(xii)a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied, or (B) as to whether any Triggering Event has occurred;
(xiii)any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 15(e) of this Certificate of Designations; or
(xiv)any material provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof shall be contested, directly or indirectly, by the Company or any Subsidiary, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof or the Company or any of its Subsidiaries shall deny in writing that it has any liability or obligation purported to be created under one or more Transaction Documents, except resulting from the satisfaction of the obligations under such Transaction Document or resulting from the application of applicable law.
(b)Notice of a Triggering Event. Within one (1) Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via electronic mail (a “Triggering Event Notice”) to each Holder.
6.Rights Upon Fundamental Transactions.
(a)Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) (x) the Successor Entity or its Parent Entity (in which case, all subsequent references to “Successor Entity” in this paragraph shall be deemed to refer to such Parent Entity) assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction (such approval not to be unreasonably withheld, conditioned or delayed), including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (y) the Successor Entity is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market or (ii) the Company exercises its right of Company Redemption in full effective upon the consummation of such Fundamental Transaction. Except in the case of the foregoing clause (ii), upon the occurrence of any Fundamental Transaction, (A) the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein, and (B) the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 7 and 15, which shall continue to be receivable thereafter)) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity which each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction at the Conversion Price in effect at such time (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations. Notwithstanding the foregoing, such Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 6(a) to permit the Fundamental Transaction without the assumption of the Preferred Shares. The provisions of this Section 6 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.
7.Rights Upon Issuance of Purchase Rights and Other Corporate Events.
(a)Purchase Rights. In addition to any adjustments pursuant to Section 8 and Section 15 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares and assuming for such purpose that all the Preferred Shares were converted at the Conversion Price as of the applicable record date) held by such Holder immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights, provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of such Holder until such time or times, if ever, as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation.
(b)Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), except to the extent the Company exercises its right of Company Redemption effective upon the consummation of such Fundamental Transaction, the Company shall make appropriate provision to ensure that each Holder will thereafter have the right, at such Holder’s option, to receive upon a conversion of all the Preferred Shares held by such Holder (i) such securities or other assets to which such Holder would have been entitled with respect to the shares of Common Stock receivable upon such conversion had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares set forth in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Preferred Shares held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate in effect at such time. Provision made pursuant the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Preferred Shares set forth in this Certificate of Designations.
8.Rights Upon Issuance of Other Securities.
(a)[Reserved].
(b)Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 7, if the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 7, if the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8(b) shall become effective immediately after the effective time of such subdivision or combination.
(c)Holder’s Right of Adjusted Conversion Price. In addition to and not in limitation of the other provisions of this Section 8(c) and Section 15(h), if, notwithstanding the provisions of Section 15(h), the Company in any manner issues or sells or enters into (whether initially or pursuant to any subsequent amendment thereof) any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”) after the Subscription Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of (i) Excluded Securities and (ii) such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), including, but not limited to, an equity line of credit or an “at-the-market” facility, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled, the Company shall provide written notice thereof via electronic mail and overnight courier to each Holder on the date of such agreement and/or the issuance of such shares of Common Stock, Convertible Securities or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, each Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of the Preferred Shares by designating in the Conversion Notice delivered upon any conversion of Preferred Shares that solely for purposes of such conversion such Holder is relying on the Variable Price rather than the Conversion Price then in effect, provided that the Variable Price shall not be lower than the Floor Price. A Holder’s election to rely on a Variable Price for a particular conversion of Preferred Shares shall not obligate such Holder to rely on a Variable Price for any future conversions of Preferred Shares. Notwithstanding anything to the contrary herein, this Section 8(c) will not prohibit the Company from issuing, selling or entering into any agreement (whether initially or pursuant to any subsequent amendment thereof) or arrangement to issue or sell any of the following securities pursuant to any of the following transaction structures (collectively, “Permitted Variable Price Securities”): (A) shares of Common Stock issued and sold pursuant to the ATM Facility; or (B) the making of payments to customers, vendors or suppliers in the ordinary course of business consistent with past practice consisting of, or the consideration for which consists of, securities subject to a Variable Price; or (C) the repurchase, redemption, defeasance or other acquisition or retirement for value of any 2026 Notes or Second Lien Notes outstanding as of the Subscription Date, including in exchange for the issuance of shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock, pursuant to arrangements in which the repurchase price or exchange ratio with respect thereto is determined based on the market price of the shares of Common Stock within the ten (10) Trading Day period following the entry into any such arrangement or transaction (a “Forward-Priced Transaction”); provided, however, that the aggregate value of the Permitted Variable

Price Securities issued pursuant to Forward-Priced Transactions made under this clause (C) do not exceed $10,000,000 in any calendar year.
(d)Calculations. All calculations under this Section 8 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.
(e)Voluntary Adjustment by Company. Subject to the rules and regulations of the Principal Market, the Company may at any time any Preferred Shares remain outstanding, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.
9.Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders hereunder. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (c) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein). Notwithstanding anything herein to the contrary, if after the Stockholder Meeting Deadline (as defined in the Securities Purchase Agreement), each Holder is not permitted to convert such Holder’s Preferred Shares in full for any reason (other than pursuant to restrictions set forth in Section 4(d) or Section 4(e) hereof), the Company shall use its reasonable best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to effect such conversion into shares of Common Stock.
10.Authorized Shares.
(a)Reservation. So long as any Preferred Shares remain outstanding, the Company shall at all times reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the sum of (i) 100% of the aggregate number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding at the Floor Price then in effect (without regard to any limitations on conversions) and (ii) 100% of the aggregate number of shares of Common Stock that would be necessary to effect the conversion of that number of PIK Shares equal to eighteen (18) months of Dividends on the Preferred Shares then outstanding at the Floor Price then in effect (without regard to any limitations on conversions set forth herein) (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the Holders based on the number of the

Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of the Preferred Shares then held by the Holders.
(b)Insufficient Authorized Shares. If, notwithstanding Section 10(a) and not in limitation thereof, at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding (or deemed outstanding pursuant to Section 10(a) above). Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal. Nothing contained in Section 10(a) or this Section 10(b) shall limit any obligations of the Company under any provision of the Securities Purchase Agreement.
11.Redemption at the Option of the Company.
(a)At any time at or after the repayment in full of the First Lien Notes and the Second Lien Notes, whether at maturity thereof or otherwise, and provided that, other than following the occurrence of a Triggering Event, the Equity Conditions are satisfied on the date on which the Company provides the Notice of Company Optional Redemption to the Holders and on each Trading Day during the Company Optional Redemption Notice Period prior to the Company Optional Redemption Date, the Company shall have the right to redeem, all or some, of the Preferred Shares outstanding at such time (the “Company Optional Redemption”) at a redemption price equal to the Conversion Amount of the Preferred Shares being redeemed (such price, the “Company Optional Redemption Price”). Notwithstanding the foregoing, the Company will not exercise its rights to Company Optional Redemption, or otherwise send a Notice of Company Optional Redemption unless the Company has sufficient funds legally available to fully pay the Company Optional Redemption Price in respect of all Preferred Shares called for Company Optional Redemption. The Company Optional Redemption Price shall be payable in cash.
(b)If the Company elects to effect a Company Optional Redemption, the Company shall send to the Holders a written notice (i) notifying the Holders of the election of the Company to redeem all or the applicable part of the Preferred Shares and the date set for redemption (the “Company Optional Redemption Date”), (ii) the Conversion Amount subject to the Company Optional Redemption (the “Company Optional Redemption Amount”), (iii) stating the place or places at which the Preferred

Shares shall be redeemed (and other instructions a Holder must follow to receive payment), and (iv) stating the Company Optional Redemption Price therefor (such notice, a “Notice of Company Optional Redemption”). The Company Optional Redemption Date selected by the Company shall be no less than twenty (20) Trading Days and no more than sixty-five (65) Trading Days after the date on which the Company provides the Notice of Company Optional Redemption to the Holders (such period, “Company Optional Redemption Notice Period”). In the case of a partial redemption, then (x) the Preferred Shares to be redeemed will be selected pro rata among the Holders based on the number of the Preferred Shares held by each Holder on the Company Optional Redemption Date and (y) all Conversion Amounts converted by the Holder after the date of the Notice of Company Optional Redemption shall reduce the Company Optional Redemption Amount required to be redeemed on the Company Optional Redemption Date.
(c)In connection with any Fundamental Transaction, the Company shall have the right to redeem all, and not less than all, of the Preferred Shares then outstanding (the “Company Fundamental Transaction Redemption” and, together with a Company Optional Redemption, a “Company Redemption”) at a redemption price equal to the Conversion Amount of the Preferred Shares being redeemed multiplied by the Conversion Premium (such price, the “Company Fundamental Transaction Redemption Price” and, together with the Company Optional Redemption Price, the “Company Redemption Price”), by delivering to the Holders a written notice of such redemption (a “Notice of Company Fundamental Transaction Redemption” and, together with a Notice of Company Optional Redemption, a “Notice of Company Redemption”) not less than twenty (20) Trading Days prior to the consummation of such Fundamental Transaction (or such shorter time as may be agreed by the Required Holders), which Company Fundamental Transaction Redemption shall be effected at the later of (x) substantially concurrently with the consummation of such Fundamental Transaction and (y) following the repayment in full of the First Lien Notes and the Second Lien Notes in connection with or subsequent to such Fundamental Transaction (the date of such redemption, the “Company Fundamental Transaction Redemption Date” and, together with the Company Optional Redemption Date, the “Company Redemption Date”; and such period, the “Company Fundamental Transaction Redemption Notice Period” and, together with the Company Optional Redemption Notice Period, the “Company Redemption Notice Period”). The Company Fundamental Transaction Redemption Price shall be payable in cash.
(d)For the avoidance of doubt, the Holder may convert Preferred Shares, at any time and from time to time during or after a Company Redemption Notice Period until the Company actually pays the Company Redemption Price to the Holder; provided that, if any Conversion Notice relating to Preferred Shares subject to such Company Redemption is received after the taking of a record of Holders for purposes of such Company Redemption (which, for purposes hereof, shall be deemed to occur at 5:00 p.m., New York City time, on the Business Day immediately before the applicable Company Redemption Date), then, solely for purposes of such conversion, such Conversion Notice shall be deemed withdrawn if the Company actually pays the Company Redemption Price to such Holder for such Preferred Shares on the Company Redemption Date and no Conversion Failure will be deemed to have occurred with respect to such Conversion Amount. With respect to any portion of the Conversion Amount of the Preferred Shares which have not been converted by a Holder prior to the applicable Company Redemption Date and have been specified to be redeemed by the Company pursuant to the Company Redemption and which have been redeemed in accordance with the provisions of this Section 11, (i) Dividends, if any, shall cease to accrue on such Preferred Shares, (ii) such Preferred Shares shall no longer be deemed outstanding and (iii) all rights with respect to such Preferred Shares shall cease and terminate.
(e)Any such Notice of Company Redemption given in accordance with the provisions of this Section 11 may, at the Company’s discretion, be given prior to the completion of a transaction (including a Fundamental Transaction or other transaction) and be subject to the satisfaction (or waiver by the Company) of one or more conditions precedent, including, but not limited to, completion of a related transaction. If such Company Redemption is so subject to satisfaction of one or more conditions precedent, such Notice of Company Redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the applicable Company Redemption Date may be delayed until such time (including more than 65 Trading Days after the date the Notice of Company Redemption was delivered) as any or all such conditions shall be satisfied (or waived by the Company), or such Company Redemption may not occur and such Notice of Company Redemption may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company) by such Company Redemption Date, or by such Company Redemption Date as so delayed. In addition, the Company may provide in such Notice of Company Redemption that payment of the Company Redemption Price and performance of the Company’s obligations with respect to such Company Redemption may be performed by another Person. If any such condition precedent has not been satisfied (or waived by the Company), the Company shall provide written notice to the Holders no later than the close of business on the third (3rd) Business Day prior to the applicable Company Redemption Date. To the extent any such condition precedent is satisfied (or waived by the Company) prior to the Company Redemption Date, the Company shall promptly provide written notice to the Holders of the completion of the conditions precedent. Upon the Company providing such written notice to the Holders, the Notice of Company Redemption shall be rescinded or delayed, and the Company Redemption of the Preferred Shares shall be rescinded or delayed, in each case, as provided in such Notice of Company Redemption.
(f)To the extent applicable, the Company will comply, in all material respects, with all federal and state securities laws in connection with a Company Redemption (including complying with Rules 13e-4 and 14e-1 under the 1934 Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Company Redemption in the manner set forth in this Section 11; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 11 conflict with any law or regulation that is applicable to the Company and enacted after the Subscription Date, the Company’s compliance with such law or regulation will not be considered to be a Triggering Event.
12.Redemption at the Option of the Holders.
(a)At any time at beginning on and after the Initial Eligible Call Date, each Holder shall have the right, exercisable from time to time in its sole discretion, to require the Company to redeem, all or some, of the Preferred Shares outstanding at such time (the “Holder Optional Redemption”) at a redemption price equal to the Conversion Amount of the Preferred Shares being redeemed (such price, the “Holder Optional Redemption Price”). The Holder Optional Redemption Price shall be payable in cash.
(b)If a Holder elects to effect a Holder Optional Redemption, such Holder shall send to the Company a written notice (i) notifying the Company of the election by such Holder to require the Company to redeem all or the applicable part such Holder’s Preferred Shares and the date set for redemption (the “Holder Optional Redemption

Date”), (ii) stating the Conversion Amount to be redeemed (the “Holder Optional Redemption Amount”), (iii) stating the place or places at which the Preferred Shares shall be redeemed, and (iv) stating the Holder Optional Redemption Price therefor (such notice, a “Notice of Holder Optional Redemption”). The Holder Optional Redemption Date selected by the Holder shall be no less than twenty (20) Trading Days and no more than thirty-five (35) Trading Days after the date on which the Holder provides the Notice of Holder Optional Redemption to the Company (such period, “Holder Optional Redemption Notice Period”). For the avoidance of doubt, a Holder may convert Preferred Shares, at any time and from time to time during the Holder Optional Redemption Notice Period until 5:00 p.m., New York City time, on the Business Day immediately before the applicable Holder Optional Redemption Date, except to the extent the Company fails to pay the Holder Optional Redemption Price for such Preferred Shares in accordance with this Section 12. In the case of a partial redemption, all Conversion Amounts subject to a Notice of Holder Optional Redemption converted by the Holder after the date of the Notice of Holder Optional Redemption shall reduce the Holder Optional Redemption Amount required to be redeemed on the Holder Optional Redemption Date.
(c)With respect to any Holder Optional Redemption Amount which has not been converted by a Holder prior to the Holder Optional Redemption Date and has been specified to be redeemed by the Company pursuant to the Holder Optional Redemption and which have been redeemed in accordance with the provisions of this Section 12, (i) Dividends, if any, shall cease to accrue on such Preferred Shares, (ii) such Preferred Shares shall no longer be deemed outstanding and (iii) all rights with respect to such Preferred Shares shall cease and terminate.
13.Repurchase at the Option of the Holders Upon a Fundamental Transaction.
(a)No sooner than thirty (30) days nor later than fifteen (15) days prior to the consummation of a Fundamental Transaction, but not prior to the public announcement of such Fundamental Transaction, the Company shall deliver written notice thereof via electronic mail to the Holders (a “Fundamental Transaction Notice”). If the Company fails to deliver such Fundamental Transaction Notice, the Holders may deliver such notice to the Company of the Fundamental Transaction, and it shall be deemed as if the Company delivered such notice to the Holders.
(b)On a Business Day of the Company’s choosing during the period beginning twenty (20) Business Days after the date the Company delivers (or is deemed to deliver) the related Fundamental Transaction Notice and ending thirty five (35) Business Days from such date (a “Fundamental Transaction Repurchase Date”), and provided that the obligations under the First Lien Notes and the Second Lien Notes have been repaid in full in cash on or prior to such Fundamental Transaction Repurchase Date, a Holder may require the Company to repurchase (a “Fundamental Transaction Repurchase”) all or any portion of such Holder’s Preferred Shares at a redemption price equal to the Conversion Amount of the Preferred Shares being redeemed multiplied by the Conversion Premium (such price, the “Fundamental Transaction Repurchase Price” and, such Holder’s right to require a Fundamental Transaction Repurchase, a “Fundamental Transaction Repurchase Right”) by delivering written notice thereof (such notice, a “Notice of Fundamental Transaction Repurchase”) to the Company before 5:00 p.m., New York City time, on the Business Day immediately before the related Fundamental Transaction Repurchase Date (or such later time as may be required by law), which Notice of Fundamental Transaction Repurchase shall indicate the Preferred Shares a Holder is electing to require the Company to repurchase on such

Fundamental Transaction Repurchase Date. A Holder that has delivered a Notice of Fundamental Transaction Repurchase with respect to any Preferred Shares may withdraw such Notice of Fundamental Transaction Repurchase by delivering a written notice of withdrawal to the Company at any time before 5:00 p.m., New York City time, on the Business Day immediately before the related Fundamental Transaction Repurchase Date. For the avoidance of doubt, the Holder may convert Preferred Shares, at any time and from time to time after the delivery of a Fundamental Transaction Notice until the Company actually redeems the Preferred Shares in accordance with this Section 13; provided that, if any Conversion Notice relating to Preferred Shares subject to Notice of Fundamental Transaction Repurchase is received after the taking of a record of Holders for purposes of such Fundamental Transaction Repurchase (which, for purposes hereof, shall be deemed to occur at 5:00 p.m., New York City time, on the Business Day immediately before the applicable Fundamental Transaction Repurchase Date) (such date and time, the “Fundamental Transaction Repurchase Record Time”), then, solely for purposes of such conversion, such Conversion Notice shall be deemed withdrawn if the Company actually pays the Fundamental Transaction Repurchase Price to such Holder for such Preferred Shares on the Fundamental Transaction Repurchase Date and no Conversion Failure will be deemed to have occurred with respect to such Conversion Amount. All Preferred Shares subject to a Notice of Fundamental Transaction Repurchase converted by the Holder after the date of the Notice of Fundamental Transaction Repurchase, but before the Fundamental Transaction Repurchase Record Time, shall reduce such Holder’s Preferred Shares required to be repurchased by the Company on the Fundamental Transaction Repurchase Date.
(c)As a condition to each Holder’s exercise of its Fundamental Transaction Repurchase Rights under this Section 13, such Holder must own beneficially and of record, the Preferred Shares to be repurchased, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances (other than such imposed by applicable securities laws) and make customary representations solely regarding the ability to transfer, convey and deliver full ownership and title of such Preferred Shares to the Company, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances.
(d)With respect to any portion of the Preferred Shares subject to a Notice of Fundamental Transaction Repurchase which have not been converted by a Holder prior to the Fundamental Transaction Repurchase Date and have been specified to be repurchased pursuant to such Holder’s Fundamental Transaction Repurchase Right and which have been repurchased in accordance with the provisions of this Section 13, (i) Dividends, if any, shall cease to accrue on such Preferred Shares, (ii) such Preferred Shares shall no longer be deemed outstanding and (iii) all rights with respect to such Preferred Shares shall cease and terminate.
(e)Notwithstanding anything to the contrary in this Section 13, the Company will be deemed to satisfy its obligations under this Section 13 if (i) one or more third parties conduct any Fundamental Transaction Repurchase required by this Section 13 in a manner that would have satisfied the requirements of this Section 13 if conducted directly by the Company; and (ii) a Holder of Preferred Shares repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or other similar taxes) than such Holder would have received had the Company repurchased such Preferred Shares.
(f)To the extent applicable, the Company will comply, in all material respects, with all federal and state securities laws in connection with a Fundamental Transaction Repurchase (including complying with Rules 13e-4 and 14e-1 under the

1934 Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Fundamental Transaction Repurchase in the manner set forth in this Section 13; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 13 conflict with any law or regulation that is applicable to the Company and enacted after the Subscription Date, the Company’s compliance with such law or regulation will not be considered to be a Triggering Event.
14.Voting Rights.
(a)Voting. Except as otherwise provided herein or as otherwise required by law, the Holders of Preferred Shares shall vote as a single class with the holders of the Common Stock (and any other class or series of capital stock of the Company that votes as a single class with the holders of the Common Stock) on an “as converted” (taking into account the restrictions on conversion set forth in Section 4(d), Section 4(e) and Section 4(f)) basis on all matters submitted to a vote of stockholders of the Company; provided, however, that the Preferred Shares are not entitled to vote on any proposal to approve the issuance of Common Stock pursuant to this Certificate of Designation in excess of the Exchange Cap.
(b)To the extent that under the DGCL or this Certificate of Designations the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders of the shares of the Preferred Shares, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 4(d), each Preferred Share shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 4(d) hereof) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s Bylaws and the DGCL. Notwithstanding the foregoing, until receipt of the Stockholder Approval, that solely with respect to the rights of the Holders of the Preferred Shares to vote Preferred Shares on an as converted to common stock basis as set forth in this Section 14, any adjustment to the Conversion Price hereunder shall not cause the Conversion Price for such voting purposes to be less than Minimum Price, as defined by the Principal Market, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction.
15.Covenants. For so long as any Preferred Shares are outstanding and/or issuable pursuant to the terms of the Securities Purchase Agreement, without the prior written consent of the Required Holders:
(a)Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than Permitted Indebtedness).
(b)Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.
(c)Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock (other than as required by this Certificate of Designations or permitted under the First Lien Indenture or the Second Lien Indenture).
(d)Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; provided, however, that the Company shall not be required to preserve any such corporate existence of any of its Subsidiaries if, in the judgment of the Company, the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and all material assets of any such Subsidiaries have been assigned to the Company or another Subsidiary, in each case where such restructuring does not have a material impact on the Company’s ability to comply with the provisions hereof.
(e)Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any Preferred Shares (other than as contemplated by the Securities Purchase Agreement and this Certificate of Designations), (ii) issue any other securities that would cause a breach or default under this Certificate of Designations or (iii) other than where the use of proceeds are used to (x) redeem the Preferred Shares in full or (y) refinance the Company or its Subsidiary’s Indebtedness existing as of the Subscription Date, create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any such class or series of capital stock of the Company) or issue or sell, or obligate itself to issue or sell, any securities of the Company (or any security convertible into or exercisable for any such class or series of capital stock of the Company) that ranks on par or superior (except in the case of clause (y), in which case such securities may only rank par or junior) to the Preferred Shares as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Company or as to redemption or repurchase rights.
(f)Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Certificate of Designations; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holders by this Certificate of Designations, but will suffer and permit the execution of every such power as though no such law has been enacted.
(g)Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.
(h)Variable Rate Transaction. Neither the Company nor its Subsidiaries will be party to, enter into, effect or consummate any Variable Rate Transaction or enter into any agreement to effect or consummate any Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company or any Subsidiary (i) issues or sells any Convertible Securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such Convertible Securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, other than pursuant to a customary “weighted average” anti-dilution provision or (ii) enters into any agreement (including, without limitation, an equity line of credit or an “at-the-market” offering) whereby the Company or any Subsidiary may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights), provided, however, (i) shares of Common Stock issued and sold pursuant to the ATM Facility; (ii) the issuance of Excluded Securities; and (iii) the making of payments to customers, vendors or suppliers in the ordinary course of business consistent with past practice consisting of, or the consideration for which consists of, securities subject to a Variable Price, in each case, shall not be deemed a Variable Rate Transaction for purposes of this Section 15(h).
(i)Organizational Documents. The Company shall not amend, alter, modify, or repeal its Certificate of Incorporation, this Certificate of Designation, or its Bylaws, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, in each case, in any manner that materially adversely affects the rights of any of the Holders of the Preferred Shares.
(j)Agreement. The Company shall not enter into any agreement which would substantially impair its obligations under this Certificate of Designations or any other Transaction Document.
(k)Independent Investigation. At the request of any Holder holding not less than $5.0 million in Stated Value of Preferred Shares either (x) at any time when a Triggering Event has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute a Triggering Event or (z) at any time such Holder reasonably believes a Triggering Event may have occurred or be continuing, the Company will permit an independent, reputable investment bank selected by the Company and approved by such Holder (such approval not to be unreasonably withheld) to investigate, at the Company’s expense, as to whether any breach of the Certificate of Designations has occurred (the “Independent Investigator”); provided that, absent the occurrence and continuance of a Triggering Event, no more than two (2) such investigations shall be permitted in any fiscal year. If the Independent Investigator determines that such breach of the Certificate of Designations has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each Holder of such breach. In connection with such investigation, the Independent Investigator may, upon reasonable notice and at such reasonable times during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request; provided that, prior to being permitted to engage in any such visitation, inspection or access rights provided for under this Section 15(k), such Independent Investigator shall have executed a standard confidentiality agreement in favor of the Company on customary terms reasonably satisfactory to the Company. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.
16.Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per Preferred Share equal to the amount per share such Holder would receive if such Holder converted such Preferred Share into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, if any, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 16. All the preferential amounts to be paid to the Holders under this Section 16 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 16 applies.
17.Distribution of Assets. In addition to any adjustments pursuant to Section 7(a) and Section 8, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder, as holders of Preferred Shares, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares and assuming for such purpose that the Preferred Share was converted at the current Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder’s right to participate in any such Distribution would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to the extent of any such excess over the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such time or times as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).
18.Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or Bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, including this Certificate of Designations, if such action would materially adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Preferred Shares hereunder, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (c) without limiting any provision of Section 2, create or authorize (by reclassification or otherwise) any new class or series of Senior Preferred Stock or Parity Stock; (d) purchase, repurchase or redeem any shares of Junior Stock (other than pursuant to the terms of the Company’s equity incentive plans and options and other equity awards granted under such plans (that have in good faith been approved by the Board) and except as permitted by First Lien Indenture or the Second Lien Indenture); (e) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any Junior Stock except as permitted by the First Lien Indenture or the Second Lien Indenture; (f) issue any Preferred Shares other than as contemplated hereby or pursuant to the Securities Purchase Agreement; or (g) without limiting any provision of Section 9, whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares hereunder.
19.Transfer of Preferred Shares. A Holder may not transfer all or any portion of its Preferred Shares without the express prior written consent of the Company, except to an Affiliate of such Holder or to the Company. Any transfer of Preferred Shares shall be in compliance with all applicable securities laws and Section 5 of the Securities Purchase Agreement. Any purported transfer of Preferred Shares in violation of this Certificate of Designations shall be null and void, and no such transfer shall be recorded on the Company’s books and the purported transferee in any such transfer shall not be treated (and the Holder proposing to make any such transfer shall continue be treated) as the owner of such Preferred Shares for all purposes of this Certificate of Designations. Each Holder shall pay all costs and expenses incurred by the Company in connection with any transfer of Preferred Shares by such Holder.
20.Reissuance of Book-Entries.

(a)Transfer. If any Preferred Shares are to be transferred, the applicable Holder shall provide written notice of such transfer to the Company and surrender the applicable Preferred Shares represented by Book-Entry to the Company by written instruction letter, whereupon the Company will forthwith issue and deliver upon the order of such Holder evidence of the transfer of such Book-Entry, registered as such Holder may request, representing the outstanding number of Preferred Shares being transferred by such Holder and, if less than the entire outstanding number of Preferred Shares is being transferred, a new Book-Entry (in accordance with Section 20(d)) to such Holder representing the outstanding number of Preferred Shares not being transferred. Such Holder and any assignee, by acceptance of the evidence of Book-Entry issuance acknowledge and agree that, by reason of the provisions of Section 4(c)(i) following conversion of any of the Preferred Shares, the outstanding number of Preferred Shares represented by the Book-Entry may be less than the number of Preferred Shares stated in such Book-Entry.
(b)[Reserved].
(c)Book-Entries Exchangeable for Different Denominations. Each Book-Entry may be split by the applicable Holder by delivery of a written notice to the Company into two or more new Book-Entries (in accordance with Section 20(d)) representing, in the aggregate, the outstanding number of the Preferred Shares in the original Book-Entry, and each such new Book-Entry will represent such portion of such outstanding number of Preferred Shares from the original Book-Entry as is designated in writing by such Holder at the time of such surrender.
(d)Issuance of New Book-Entry. Whenever the Company is required to issue a new Book-Entry pursuant to the terms of this Certificate of Designations, such new Book-Entry (i) shall represent, as indicated in such Book-Entry the number of Preferred Shares remaining outstanding which, when added to the number of Preferred Shares represented by the other new Book-Entry issued in connection with such issuance, does not exceed the number of Preferred Shares remaining outstanding under the original Book-Entry immediately prior to such issuance of new Book-Entry, and (ii) shall have an issuance date, as indicated in such new Book-Entry, which is the same as the issuance date of such original Book-Entry.
21.Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. No failure on the part of a Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of a Holder at law or equity or under this Certificate of Designations or any of the documents shall not be deemed to be an election of such Holder’s rights or remedies under such documents or at law or equity. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). No failure on the part of a Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of any Holder at law or equity or under Preferred Shares or any of the documents shall not be deemed to be an election of such Holder’s rights or remedies under such documents or at law or equity. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to a Holder that is reasonably requested in writing by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations; provided that, to the extent the Company indicates to such Holder that the requested information or documentation may contain material non-public information, such information or documentation will not be provided to such Holder without such Holder’s express prior written consent.
22.Payment of Collection, Enforcement and Other Costs. If (a) any Preferred Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designations with respect to the Preferred Shares or to enforce the provisions of this Certificate of Designations or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Certificate of Designations, then the Company shall pay the costs reasonably incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Certificate of Designations with respect to any Preferred Shares shall be affected, or limited, by the fact that the purchase price paid for each Preferred Share was less than the original Stated Value thereof.
23.Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations. Terms used in this Certificate of Designations and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Initial Issuance Date in such other Transaction Documents unless otherwise consented to in writing by the Required Holders.
24.Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 24 shall permit any waiver of any provision of Section 4(d).

25.Dispute Resolution.
(a)Submission to Dispute Resolution.
(i)In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, a Conversion Price, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to promptly resolve such dispute relating to such Closing Bid Price, such Closing Sale Price, such Conversion Price, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate, at any time after the tenth (10th) Business Day following such initial notice by the Company or such Holder (as the case may be) of such dispute to the Company or such Holder (as the case may be), then such Holder and the Company may select an independent, reputable investment bank mutually agreeable in good faith to them to resolve such dispute.
(ii)Such Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 25 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such investment bank was selected (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such investment bank, neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).
(iii)The Company and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.
(b)Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 25 constitutes an agreement to arbitrate between the Company and each Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York

Civil Practice Law and Rules (“CPLR”) and that any Holder is authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 25, (ii) a dispute relating to a Conversion Price includes, without limitation, disputes as to (A) the consideration per share at which an issuance or deemed issuance of Common Stock occurred, (B) whether any issuance or sale or deemed issuance or sale of Common Stock was an issuance or sale or deemed issuance or sale of Excluded Securities, and (C) whether an agreement, instrument, security or the like constitutes an Option or Convertible Security, (iii) the terms of this Certificate of Designations and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Certificate of Designations and any other applicable Transaction Documents, (iv) the applicable Holder (and only such Holder with respect to disputes solely relating to such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 25 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 25 and (v) nothing in this Section 25 shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 25).
26.Notices; Currency; Payments.
(a)Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor; provided that the Company shall not be required to provide any such notice in connection with (x) a Conversion Notice except as set forth in Section 4 or (y) transfers of any Book-Entry except as set forth in Section 20. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of all or substantially all shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or simultaneously with such notice being provided to such Holder by issuance of press release or the filing of Form 8-K with the SEC. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.
(b)Currency. All dollar amounts referred to in this Certificate of Designations are in United States Dollars (“U.S. Dollars”), and all dollar amounts owing under this Certificate of Designations shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Certificate of Designations, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).
(c)Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designations, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds pursuant to wire transfer instructions that Holder shall provide to the Company in writing from time to time. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount due under the Transaction Documents in cash which is not paid when due (except to the extent such amount is simultaneously accruing Dividends) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).
27.Waiver of Notice. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Certificate of Designations and the Securities Purchase Agreement.
28.Governing Law. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Except as otherwise required by Section 25 above, the Company and each Holder (by acceptance of its Preferred Shares) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 25 above. THE COMPANY AND EACH HOLDER (BY ACCEPTANCE OF ITS PREFERRED SHARES) HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.
29.Judgment Currency.
(a)If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 29 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Certificate of Designations, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:
(i)the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or
(ii)the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 29(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).
(b)If in the case of any proceeding in the court of any jurisdiction referred to in Section 29(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.
(c)Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Certificate of Designations.
30.Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
31.Maximum Payments. Without limiting Section 9(d) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the applicable Holder and thus refunded to the Company.
32.Stockholder Matters; Amendment.
(a)[Reserved].
(b)Amendment. Except for Section 4(d), which may not be amended or waived hereunder, this Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required

Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.
33.Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:
“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“2026 Notes” means the Company’s 1.25% Convertible Senior Notes due 2026 issued pursuant to the Indenture, dated as of December 17, 2021 (the “2026 Indenture”), between the Company and U.S. Bank National Association, as trustee.
“Additional Amount” means, as of the applicable date of determination, with respect to each Preferred Share, all unpaid Dividends that have accrued on such Preferred Share and any other unpaid amounts then due and payable hereunder with respect to such Preferred Share.
“Affiliate” or “Affiliated” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Affiliated Party” means, with respect to any natural person, (i) any company, partnership, trust or other entity for which such natural person (or such natural person’s estate) has dispositive or voting power with respect to the equity securities of the Company held by such company, partnership, trust or other entity; (ii) any trust the beneficiaries of which consist solely of such natural person, any Family Member of such natural person or any person described in clause (i); (iii) the trustees, legal representatives, beneficiaries or beneficial owners (in each case, solely in such capacity and not in their individual or other capacities) of any such company, partnership, trust or other entity referred to in clause (i) or (ii); (iv) the estate of such natural person (it being understood, for the avoidance of doubt, that this clause (iv) will not include any person to whom any securities are transferred from any such estate); and (v) the Family Members of such natural person.
“Approved Stock Plan” means any employee benefit plan which has been approved by the Board prior to or subsequent to the Subscription Date pursuant to which shares of Common Stock and options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock may be issued to any employee, officer, consultant, director or other service provider of the Company or any of its Subsidiaries for services provided to the Company or any of its Subsidiaries in their capacity as such.
“ATM Facility” means the Company’s “at the market” facility with Virtu Financial for the issuances and sale of up to (but no more than) $209,000,000 of Common Stock at prevailing market prices from time to time.
“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Initial Issuance Date, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.
“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.
“Bloomberg” means Bloomberg, L.P.
“Book-Entry” means each entry on the Register evidencing one or more shares of Preferred Shares or Common Stock held by a Holder.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.
“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be), then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holder. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 25. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.
“Common Stock” means (i) the Company’s shares of Class A Common Stock, $0.0001 par value per share, and (ii) any capital stock into which such Class A Common Stock shall have been changed or any share capital resulting from a reclassification of such Class A Common Stock.
“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.
“Conversion Premium” means 105%.
“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.
“Current Subsidiary” means any Person in which the Company on the Subscription Date, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding voting power of the capital stock or equity or similar interests of such Person entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such Person; or (ii) controls the business, operations or administration of such Person, and all of the foregoing, collectively, “Current Subsidiaries”. For purposes of this definition, “control” means the power to direct the management and the policies of such Person, whether through the ownership of voting capital, by contract or otherwise.
“Dividend Rate” means eighteen percent (18%) per annum.

“Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, or, in each case, any successor thereto.
“Equity Conditions” means, with respect to a given date or period of determination: (i) on each day during the period beginning thirty (30) Trading Days prior to such applicable date of determination and ending on and including such applicable date of determination (the “Equity Conditions Measuring Period”), all shares of Common Stock issuable upon conversion of the Preferred Shares shall be eligible to be resold by the Holders without restriction or any legend under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Preferred Shares); (ii) the Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Preferred Shares) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on such Eligible Market nor shall delisting or suspension by such Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Company falling below the minimum listing maintenance requirements of such Eligible Market; (iii) the Company shall have delivered all shares of Common Stock issuable upon conversion of the Preferred Shares on a timely basis as set forth in Section 4 hereof and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination) may be issued in full without violating Section 4(d), Section 4(e) or Section 4(f) hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) none of the Holders shall be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (viii) on each day during the Equity Conditions Measurement Period, the Company otherwise shall have been substantially in compliance with, and shall not have breached in any material respect any representation or warranty (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document in any material respect, including, without limitation, the Company shall not have failed to timely make any payment pursuant to any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured as of or after the date that is ten (10) Trading Days prior to the applicable date of determination; (ix) there shall not have occurred any Volume Failure or Price Failure as of such applicable date of determination; (x) on the applicable date of determination (A) no Authorized Share Failure shall exist or be continuing and the applicable Required Reserve Amount of shares of Common Stock are available under the Certificate of Incorporation of the Company and reserved by the Company to be issued pursuant to this Certificate of Designations and (B) all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without resulting in an Authorized Share Failure; (xi) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; or (xii) the shares of Common Stock issuable pursuant to the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.
“Excluded Securities” means (i) shares of Common Stock or options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued or issuable to directors, consultants, officers, employees or other service providers of the Company or any of its Subsidiaries for services rendered to the Company or any of its Subsidiaries in their capacity as such pursuant to an Approved Stock Plan (as defined above), provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that materially adversely affects any of the Holders; (ii) Convertible Securities and/or shares of Common Stock issued or issuable upon the conversion or exercise of Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued or issuable pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Subscription Date or Second Lien Notes issued subsequent to the Subscription Date pursuant to the Second Lien Indenture, provided that the conversion, exercise or issuance price of any such Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered (other than in accordance with the terms thereof in effect as of the Subscription Date), none of such Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder (other than in accordance with the terms thereof in effect as of the Subscription Date) and none of the terms or conditions of any such Convertible Securities (other than options to purchase Common Stock or other awards convertible, exercisable for or exchangeable for shares of Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that materially adversely affects any of the Holders; (iii) the shares of Common Stock issuable upon conversion of the Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations; provided, that the terms of this Certificate of Designations are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms hereof in effect as of the Subscription Date); (iv) Permitted Variable Price Securities; and (v) securities issued as consideration for the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or bona fide joint venture agreement, provided that such issuance is approved by the majority of the disinterested directors of the Company.
“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage (including former spouses), domestic partnership (including former domestic partners) or adoption to such individual.
“First Lien Notes” means the Company’s Floating Rate Senior Secured Notes due 2028 issued pursuant to the First Lien Indenture, dated August 8, 2024, by among the Company, the Company’s Subsidiaries signatory thereto as guarantors, and GLAS Trust Company LLC, as indenture trustee (the “First Lien Indenture”), as such First Liens Notes, and the First Lien Indenture pursuant to which they are issued, are, in each case, in effect as of the Subscription Date, without giving effect to any modifications thereto subsequent to such date.
“Floor Price” means $0.792.
“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, unless, solely for purposes of Section 11 and Section 13 and clause (vi) of the definition of “Equity Conditions,” the holders of Common Stock of the Company immediately prior to such consolidation or merger continue to hold at least 50% of the aggregate ordinary voting power represented by the Common Stock of the Company (or the surviving or acquiring entity), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to one or more Subject Entities, other than solely to one or more of the Company’s wholly owned Subsidiaries, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding, or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or

Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, in any transaction or series of related transactions, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding, or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, unless, solely for purposes of Section 11 and Section 13 and clause (vi) of the definition of “Equity Conditions,” the holders of Common Stock of the Company immediately prior to such reorganization, recapitalization or reclassification continue to hold at least 50% of the aggregate ordinary voting power represented by the Common Stock of the Company (or the surviving entity), (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate, other than the Company or its wholly owned Subsidiaries, or their respective employee benefit plans, or any Permitted Party, to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Fundamental Transaction Repurchase Premium” means 105%.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.
“Holder Pro Rata Amount” means, with respect to any Holder, a fraction (i) the numerator of which is the number of Preferred Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Initial Issuance Date and (ii) the denominator of which is the number of Preferred Shares issued to all Holders pursuant to the Securities Purchase Agreement on the Initial Issuance Date.
“Indebtedness” of any Person means, without duplication (A) all obligations of such Person for borrowed money, (B) all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables or accrued expenses entered into in the ordinary course of business consistent with past practice, payroll liabilities and deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its subsidiaries), (C) all reimbursement or payment obligations of such Person with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations of such Person under any leasing or similar arrangement which, in connection with GAAP, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by such Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
“Initial Eligible Call Date” means the later of (x) the date that is 181 days after the maturity date of the First Lien Notes and (y) the date that is 181 days after the maturity date of the Second Lien Notes.

“Initial Issuance Date” means the date Preferred Shares are first issued pursuant to the Securities Purchase Agreement.
“Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.
“New Subsidiary” means, as of any date of determination, any Person in which the Company after the Subscription Date, directly or indirectly, (i) owns or acquires more than fifty percent (50%) of the outstanding voting power of the capital stock or equity or similar interests of such Person entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such Person; or (ii) controls the business, operations or administration of such Person, and all of the foregoing, collectively, “New Subsidiaries.” For purposes of this definition, “control” means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
“Permitted Indebtedness” means (i) the First Lien Notes, (ii) the Second Lien Notes and (iii) other Indebtedness permitted pursuant to the Second Lien Indenture.
“Permitted Liens” means any Lien permitted under the Second Lien Indenture.
“Permitted Party” means (i) any of Austin Russell and his Affiliated Parties and (ii) any Group consisting solely of Permitted Parties.
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.
“Price Failure” means, with respect to a particular date of determination, the VWAP of the Common Stock on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination fails to exceed $1.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Subscription Date).

“Principal Market” means, as of any date of determination, the Eligible Market on which the Common Stock is then listed or quoted.
“SEC” means the United States Securities and Exchange Commission or the successor thereto.
“Second Lien Notes” means the Company’s 9.0% Convertible Second Lien Senior Secured Notes due 2030 and the Company’s 11.5% Convertible Second Lien Senior Secured Notes due 2030, in each case, issued pursuant to the Second Lien Indenture, dated August 8, 2024, by among the Company, the Company’s Subsidiaries signatory thereto as guarantors, and GLAS Trust Company LLC, as indenture trustee (the “Second Lien Indenture”), as such Second Liens Notes, and the Second Lien Indenture pursuant to which they are issued, are, in each case, in effect as of the Subscription Date, without giving effect to any modifications thereto subsequent to such date.
“Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial holders of Preferred Shares, dated as of the Subscription Date, as may be amended from time in accordance with the terms thereof.
“Significant Subsidiary” means, as of any date of determination, any Subsidiary of the Company that constitutes, or any group of Subsidiaries of the Company that, in the aggregate, would constitute, a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the 1934 Act) of the Company.
“Stated Value” shall mean $1,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.
“Subscription Date” means May 19, 2025.
“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.
“Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”
“Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.
“Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City time) unless such day is otherwise designated as a Trading Day in writing by the applicable Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.
“Transaction Documents” means the Securities Purchase Agreement, this Certificate of Designations and each of the other agreements and instruments entered into or delivered by the Company or any of the Holders in connection with the transactions contemplated by the Securities Purchase Agreement, all as may be amended from time to time in accordance with the terms thereof.
“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30:00 a.m., New York City time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30:00 start time and 16:00:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:00 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 25. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.
“Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination, is less than $2,000,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Subscription Date).

34.Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company and its Subsidiaries, taken as a whole, the Company shall within one (1) Business Day of such receipt or prior to (or simultaneous with) such delivery, as applicable, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to such Holder explicitly in writing in such notice (or immediately upon receipt of notice from such Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from such Holder), such Holder shall be allowed to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. If the Company or any of its Subsidiaries provides material non-public information to a Holder that is not simultaneously filed in a Current Report on Form 8-K and such Holder has not agreed to receive such material non-public information, the Company hereby covenants and agrees that such Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. Nothing contained in this Section 34 shall limit any obligations of the Company, or any rights of any Holder, under Section 4(i) of the Securities Purchase Agreement.
35.Absence of Trading and Disclosure Restrictions. The Company acknowledges and agrees that no Holder is a fiduciary or agent of the Company and that, subject to such Holder’s compliance with the provisions of Section 4(k) of the Securities Purchase Agreement, each Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information, in each case, in the absence of a written non-disclosure agreement signed by an officer of such Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that, subject to such Holder’s compliance with the provisions of Section 4(k) of the Securities Purchase Agreement, each Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.
* * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series A Convertible Preferred Stock of Luminar Technologies, Inc. to be executed this 22nd day of May, 2025.
LUMINAR TECHNOLOGIES, INC.
By: /s/ Thomas J. Fennimore
Name: Thomas J. Fennimore
Title: Chief Financial Officer

[Signature Page to Certificate of Designations
of Series A Convertible Preferred Stock of
Luminar Technologies, Inc.]

EXHIBIT I
LUMINAR TECHNOLOGIES, INC.
CONVERSION NOTICE
Reference is made to the Certificate of Designations of Series A Convertible Preferred Stock of Luminar Technologies, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of Luminar Technologies, Inc., a Delaware corporation (the “Company”), indicated below into shares of Class A common stock, $0.0001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:
Aggregate number of Preferred Shares to be converted
Aggregate Stated Value of such Preferred Shares to be converted:
Aggregate accrued and unpaid Dividends with respect to such Preferred Shares, and such Aggregate Dividends to be converted:
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

[ ]	Check here if requesting delivery in book-entry form to the following name and to the following address:
Issue to:
[ ]	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:
I-1

Date:     ,

Name of Registered Holder
By:
Name:
Title:
Tax ID:
Facsimile:
E-mail Address:

I-2

EXHIBIT II
EMAIL ACKNOWLEDGMENT
The Company acknowledges receipt of this Conversion Notice and hereby directs Equiniti Trust Company, LLC (the “Transfer Agent”) to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated __________, 2025, from the Company and acknowledged and agreed to by the Transfer Agent.

II-1